Exhibit 4.2

NEITHER THE OFFER NOR SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “1933 ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT.

YOUNGEVITY INTERNATIONAL, INC.
8% CONVERTIBLE PROMISSORY NOTE
DUE: JULY , 2020
No. 2017-00_

July , 2017 (the “Issuance Date”)
$____,000

New York, New York

FOR VALUE RECEIVED, the undersigned, YOUNGEVITY INTERNATIONAL, INC. (herein called the “Company”), a Delaware corporation, promises to pay to the order of _________, or his, her or its registered assigns (the “Holder” or “Holders”), the principal sum of ____________ Dollars (US$___,000), as such amount is reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise (the “Principal”), on July , 2020 (the “Maturity Date”), together with interest (computed on the basis of a 365-day year) on the outstanding principal amount at the rate of eight percent (8%) per annum (the “Interest Rate”) from the date hereof, payable commencing on September 30, 2017, and, thereafter, quarterly in arrears, until the principal hereof shall have become due and payable.

1.
Note Purchase Agreement. This Note has been issued pursuant to the terms and conditions set forth in the Note Purchase Agreement dated as of July , 2017 by and among the Company and the Holder, (as from time to time amended, the “Note Purchase Agreement”). All of the terms and conditions of such Note Purchase Agreement are incorporated herein by this reference, and all capitalized terms not separately defined in this Note, shall have the same meanings as defined in the Note Purchase Agreement.

2.
Notes. Payments of principal of, and interest on, this Note are to be made in lawful money of the United States of America at such place as provided in the Note Purchase Agreement. This Note is one of a series of up to $9,000,000 aggregate amount (including the over-allotment option) (the “Offering Amount”) of eight percent (8%) Convertible Promissory Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, and is subject to other terms as set forth in the Note Purchase Agreement.

a.
Prepayment. Following the twelve (12) month anniversary of the Closing Date, and prior to the Maturity Date, the Company shall have the right to prepay this Note in full or any portion thereof at the rate of 110% of the then outstanding principal balance, including all accrued interest, provided that the Company give written notice to the Purchasers at least ten (10) business days before the prepayment and; provided further that Purchasers may elect to convert the Notes in accordance with their terms set forth herein within five business days after receipt of such written notice, although such conversion shall not be effective until sixty-one (61) days following the date of Purchasers’ notice of election.

3.
Interest. Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal amount from time to time, shall be computed on the basis of a 365-day year comprised of twelve (12) months and shall be payable in arrears upon the earlier of: (i) the last day of each September, December, March and June, commencing on the Issuance Date, until the principal hereof shall have become due and payable; and (ii) the date of conversion into Common Stock in accordance with Section 6 herein below. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to fifteen percent (15%) (the “Default Rate”). In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

4.
Intentionally Left Blank.

5.
Conversion into Common Stock.

a. General.

(i) Conversion into Common Stock. Subject to the provisions of Section 5(a)(iv), on any one or more occasions on or after the date hereof, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and non-assessable shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed, exchanged or reclassified in accordance with Section 5 at the Conversion Rate (as defined below) then in effect. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. Any such conversion set forth in a conversion notice dated prior thereto, shall be deemed to be effective as of the date of such conversion notice (the “Conversion Date”).

(ii) Automatic Conversion into Common Stock. In the event the Company consummates, prior to the Maturity Date, an equity financing pursuant to which it sells its common stock, preferred stock or other equity or equity-linked securities with an aggregate gross proceeds of no less than $3 million with the principal purpose of raising capital (a “Qualified Financing”), the shares shall automatically convert as described below.

(iii) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 5 shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). The Conversion Amount shall be subject from time to time to adjustment as described below.

1. “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, amortized, redeemed or otherwise with respect to which this determination is being made, and (B) any accrued and unpaid Interest with respect to such Principal.

2. “Conversion Price” means shall be $____ per share, subject to adjustment as provided herein.

(iv) Conversion Limit. Notwithstanding anything to the contrary set forth in this Note, at no time may a Holder of this Note (other than the Holder for purposes of this Section 5a(iv)) convert this Note into Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such Holder at such time to exceed, when aggregated with all other shares of Common Stock beneficially owned by such Holder and its affiliates at such time, the number of shares of Common Stock that would result in such Holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of such Holder, or any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) and Section 16 of the 1934 Act, beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock.

In addition, the Company shall not issue any shares of Common Stock upon conversion of this Note or otherwise pursuant to the terms of this Note if the issuance of such shares of Common Stock (after taking into account the issuance of Common Stock upon exercise of the Warrants issued pursuant to the terms of the Note Purchase Agreement) would exceed the aggregate number of shares of Common Stock that the Company may issue upon conversion of the Notes and exercise of the Warrants or otherwise pursuant to terms of the Notes or Warrants without breaching the Company’s obligations under the rules and regulations of the Trading Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Trading Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, the aggregate maximum number of shares of Common Stock that all Holders may be issued in the aggregate, upon conversion of any Notes (after taking into account the issuance of Common Stock upon exercise of the Warrants issued pursuant to the terms of the Note Purchase Agreement) or any other issuance pursuant to the terms of the Notes, the Note Purchase Agreement or Warrants shall not exceed the Exchange Cap and the Holder shall not be issued any shares of Common Stock pursuant to the terms of the Notes or Warrants in an amount greater than the product of (i) the Exchange Cap as of the Initial Closing Date multiplied by (ii) the quotient of (1) the aggregate maximum number of shares of Common Stock issuable to the Holder at the time of the conversion under the Notes and Warrants issued to the Holder pursuant to the Note Purchase Agreement divided by (2) the maximum aggregate number of shares of Common Stock issuable to all of the Purchasers at the time of the conversion under the Notes and Warrants (with respect to each Purchase, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation with respect to such portion of such Notes so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon repayment or conversion in full of a Holder’s Notes, the difference (if any) between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder’s conversion in full of such Notes shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Notes on a pro rata basis in proportion to the shares of Common Stock underlying the Notes then held by each such Holder. In the event that the Company is prohibited from issuing shares of Common Stock pursuant to this Section 5(a)(iv) (the “Exchange Cap Shares”), the Company shall pay cash in lieu of issuing such Exchange Cap Shares at a price equal to the sum of: (i) the product of (x) such number of Exchange Cap Shares and (y) the average closing price of the Common Stock for the five Trading Days preceding the date the Holder delivers the applicable Conversion Notice with respect to such Exchange Cap Shares to the Company; and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Exchange Cap Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith.

(v) Effect of Conversion. Upon conversion of this Note in full in the manner provided by Section 5(c) below, this Note shall be deemed fully satisfied and cancelled.

a. Authorized Shares. The Company covenants that during the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock, free from preemptive rights, to provide for the issuance of 110% of the number of shares of Common Stock upon the full conversion of the Holder’s Note and the other Notes issued pursuant to the Note Purchase Agreement (the “Reserved Amount”). If the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes. The Company: (i) acknowledges that it has irrevocably authorized by its Board of Directors to issue certificates for the Common Stock issuable upon conversion of the Holder’s Note; and (ii) agrees that its issuance of the Holder’s Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of the Holder’s Note.

b. Method of Conversion.

(i) Mechanics of Conversion. Subject to Section 5(a), the Holder’s Note may be converted by the Holder in whole or in part, by: (i) submitting to the Company a conversion notice (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time); and (ii) subject to Section 5(d)(ii), surrendering the Holder’s Note at the principal office of the Company.

(ii) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of the Holder’s Note in accordance with the terms hereof, the Holder shall not be required to physically surrender the Holder’s Note to the Company unless the entire unpaid principal amount of the Holder’s Note is so converted. The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Holder’s Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of the Holder’s Note is converted as aforesaid, the Holder may not transfer the Holder’s Note unless the Holder first physically surrenders the Holder’s Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of the Holder’s Note. The Holder and any assignee, by acceptance of the Holder’s Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the Holder’s Note, the unpaid and unconverted principal amount of the Holder’s Note represented by the Holder’s Note may be less than the amount stated on the face hereof.

(iii) Delivery of Common Stock Upon Conversion. Upon receipt by the Company from the Holder of a facsimile or electronic transmission (or other reasonable means of communication) of a conversion notice meeting the requirements for conversion as provided in this Section 5(d), the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) Business Days (such third Business Day being hereinafter referred to as the “Deadline”) in accordance with the terms hereof and the Note Purchase Agreement.

(iv) Obligation of Company to Deliver Common Stock. Upon delivery by the Holder to the Company of a conversion notice, the Holder shall be deemed to be the Holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on that portion of the Holder’s Note being converted shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations under this Section 5, all rights with respect to the portion of the Holder’s Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a conversion notice as provided herein, the Company’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any Person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion. The Conversion Date specified in the conversion notice shall be the Conversion Date so long as the conversion notice is received by the Company before 6:00 p.m., New York, New York time, on such date.

(v) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to the Holder by the Deadline, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each Trading Day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to one percent (1%) of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 5 and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section (c)(v) or otherwise. For purposes of this Note, “Closing Sale Price” means, for any security as of any date, the last closing bid price and last trade price, respectively, for such security on the Trading Market, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 19. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(vi)    Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 5(a)(iv), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 19.

c. Adjustments on Conversion Amount. The number of shares of Common Stock to be issued upon each conversion of the Holder’s Note shall be subject to adjustments as follows:

(i) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii) Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which this Note was issued by the Company (the “Original Issue Date”), the shares of Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of the Notes shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, distribution of assets or other change by a holder of the number of shares of Common Stock into which such shares of this Note could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, distribution of assets or other change, or with respect to such other securities or property by the terms thereof.

(iii) Adjustment Upon Issuance of Shares of Common Stock. If and whenever during the nine (9) month period commencing on the Issue Date, the Company issues or sells, or in accordance with this Section 5 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “Dilutive Issuance Price”) that is less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the “Applicable Conversion Price”) (the foregoing, a “Dilutive Issuance”), then immediately following such Dilutive Issuance, the Applicable Conversion Price then in effect shall be reduced to the Dilutive Issuance Price. Following the date which is nine (9) months after the Issuance Date, if the Company is deemed to have issued or sold any securities that result in a Dilutive Issuance, then immediately following such Dilutive Issuance, the Applicable Conversion Price then in effect shall be reduced to the Adjusted Conversion Price (as hereinafter defined). For purposes of this Note, the term “Adjusted Conversion Price” means the price determined by multiplying the Applicable Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, (A) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Section 5(d)(iii)(4) hereof, received by the Company upon such Dilutive Issuance divided by the Applicable Conversion Price in effect immediately prior to the Dilutive Issuance, and (B) the denominator of which is the Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance. The term “Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (i) pursuant to Section 5(d)(iii)(4) hereof, the maximum total number of shares of Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (ii) pursuant to Section 5(d)(iii)(4) hereof, the maximum total number of shares of Common Stock issuable upon conversion or exchange of Common Stock Equivalents, as of the date of issuance of such Common Stock Equivalents, if any. No adjustment to the Applicable Conversion Price shall have the effect of increasing the Applicable Conversion Price above the Applicable Conversion Price in effect immediately prior to such adjustment.

1. Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option is less than the Applicable Exercise Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 6(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Common Stock Equivalents issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any convertible security (“Convertible Security”) issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price or number of Note Shares shall be made upon the actual issuance of such shares of Common Stock or of such Common Stock Equivalents upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

2. Issuance of Common Stock Equivalents. If the Company in any manner issues or sells any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Common Stock Equivalents for such price per share. For the purposes of this Section 5(d)(iii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price or number of Note Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents, and if any such issue or sale of such Common Stock Equivalents is made upon exercise of any Options for which adjustment of this Note has been or is to be made pursuant to other provisions of this Section 5(d)(iii), no further adjustment of the Conversion Price or number of Note Shares shall be made by reason of such issue or sale.

3. Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Note Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Note Shares which would have been in effect at such time had such Options or Common Stock Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(d)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Note are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5(d) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Note Shares.

4. Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the exercise price of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the aggregate consideration received by the Company. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Common Stock Equivalents, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

5. Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6. Exceptions to Adjustment of Conversion Price.  No adjustment to the Conversion Price will be made (i) upon the issuance of shares of Common Stock or options or warrants to purchase Common Stock to directors, officers, consultants or employees of the Company in their capacity as such pursuant to any stock or option plan duly adopted by the Board of Directors of the Company (an “Approved Stock Plan”), provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Warrant Holder or, any of the holders of the Company’s warrants (the “Other Holders”); (ii) upon issuance of shares of Common Stock upon the conversion or exercise of Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Issue Date, provided that the conversion or exercise (as the case may be) of any such Convertible Security is made solely pursuant to the conversion or exercise (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the Issue Date, the conversion or exercise price of any such Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered other than by the operation of provisions of such Convertible Security that were in effect on the date immediately prior to the Issue Date, none of such Common Stock Equivalents are (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) (nor is any provision of any such Common Stock Equivalents) amended or waived in any manner (whether by the Company or the holder thereof) to increase the number of shares issuable thereunder and none of the terms or conditions of any such Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed or waived (whether by the Company or the holder thereof) in any manner that adversely affects the Note Holder or any of the Other Holders; (iii) upon the issuance of the Notes; (iv) upon the issuance of the Note Shares; (v) upon the issuance of Warrant Shares issued pursuant to the Purchase Agreement; (vi) upon the issuance of any warrants to the Placement Agent and the underlying shares; (vii) upon the issuance of Common Stock upon conversion or exercise of any currently outstanding securities; (viii) upon the issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution; (ix) upon the issuance of securities pursuant to a stock dividend or stock split; and (x) upon the issuance of shares of Common Stock in connection with mergers, acquisitions, strategic licensing arrangements, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the purpose of which is not to raise additional capital. Notwithstanding the foregoing, (I) any Common Stock issued or issuable to raise capital for the Company or its Subsidiaries, directly or indirectly, in connection with any transaction contemplated by clause (x) above, including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not constitute Excluded Securities.

(iv) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 5(d), the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder of this Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Failure to give such notice or any defect therein shall not affect the legality or validity of the subject adjustment.

d. Concerning the Shares.

(i)      Legend. The shares of Common Stock issuable upon conversion of the Note may not be sold or transferred unless: (A) such shares are sold pursuant to an effective registration statement under the Securities Act; or (B) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and from an attorney that regularly practices securities law) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (C) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”); or (D) such shares are sold or transferred outside the United States in accordance with Rule 904 of Regulation S under the Securities Act; or (E) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Company who agrees to sell or otherwise transfer the shares only in accordance with this Section 5(e). Except as otherwise provided in this Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of the Note have been registered under the Securities Act as contemplated by the Registration Rights Agreement, otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of the Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES AFTER REGISTRATION OR IN ACCORDANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) WITHIN THE UNITED STATES IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND THE HOLDER HAS PRIOR TO SUCH SALE FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION.

(ii)      Removal of Legend. The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefor free of any transfer legend if: (A) the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred; or (B) in the case of the Common Stock issuable upon conversion of the Holder’s Note, such security is registered for sale by the Holder under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of any registration statement under the Securities Act registering the resale of the Common Stock issuable upon conversion of the Note if required by the Company’s transfer agent to effect the removal of the legend hereunder. Nothing in the Note shall (x) limit the Company’s obligation under the Registration Rights Agreement or (y) affect in any way the Holder’s obligations to comply with applicable prospectus delivery requirements upon the resale of the securities referred to herein.

6.
Status as Shareholder. Upon submission of a conversion notice by the Holder of this Note: (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a Holder of such converted portion of the Holder’s Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of the Holder’s Note. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the third (3rd) Business Day after the Deadline, Holder may elect at such Holder’s option to regain the rights of a Holder of the Holder’s Note with respect to such attempted converted portions of the Holder’s Note and the Company shall, as soon as practicable, return such attempted converted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of the Holder’s Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert the Holder’s Note.

7.
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

a.
This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties of the Note hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. Each of the parties of this Note irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

b.
Each party shall bear its own expenses in any litigation conducted under this section.

c.
The Company consents to accept service of process by the certified mail, return receipt requested in the event of litigation. The Company further consents to accept service of process via recognized international courier in the case that the Company is not able to accept service by the certified mail provided a receipt of delivery is available.

8.
Facsimile Signatures. This Note may be executed by facsimile signature which shall, for all purposes be deemed to be as legally valid and binding upon the Company as an original signature.

9.
Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

a. Following the Holder’s written demand for payment, the Company shall fail to pay in full the entire outstanding principal amount of this Note and all interest accrued hereon within thirty (30) Days after such written demand for payment is given to Holder; or

b. Subject to Section 5(a)(iv), the Company’s: (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date; or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes; or

c. At any time following the tenth (10th) consecutive Business Day that the Reserved Amount is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 5(a)(iv) or otherwise); or

d. The Company defaults in the performance of or compliance with its obligations under any of this Note, the Note Purchase Agreement or any of the Transaction Documents and such default has not been cured for thirty (30) days after written notice of default is given to the Company; or

e. Any representation or warranty made by or on behalf of the Company or the Holder in this Note, the Note Purchase Agreement or any of the Transaction Documents proves to have been false or incorrect in any material respect on the date as of which made, and such condition has not been cured for sixty (60) Business Days after written notice of default is given to the other party; or

f. The Company (i) admits in writing its inability to pay, its debts as they become due; (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction; (iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property; (v) is adjudicated as insolvent or to be liquidated; or (vi) takes corporate action for the purpose of any of the foregoing; or

g. A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against such party and such petition shall not be dismissed within six (6) months; or

h. A final judgment or judgments for the payment of money in excess of (U.S.) $600,000 are rendered against the Company, which judgments are not, within six (6) months after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within six (6) months after the expiration of such stay.

10.
Remedies Following An Event Of Default. Upon occurrence of an Event of Default defined in subsection (a) to (h) of Section 9, this Note and all accrued Interest to the date of such default shall, at the option of the Holder, immediately become due and payable without presentment, protest or notice of any kind, all of which are waived by the Company.

11.
Vote To Issue, Or Change The Terms Of, Notes. The written consent of a majority of the Holders shall be required for any change or amendment to any of the Notes, unless the change shall only effect the Holder and the Company shall have offered such change to all other Holders of Notes, in which case only the consent of the Holder is required.

12.
Transfer. This Note and any shares of Common Stock issued upon conversion of this Note may not be offered, sold, assigned or transferred by the Holder without the consent of the Company.

13.
Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

14.
Intentionally Left Blank.

15.
Reissuance Of This Note.

a.    Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 15(c) representing the outstanding Principal.

b.    Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 15(c) and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

c.     Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note: (i) shall be of like tenor with this Note; (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 15(b), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes); (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note; (iv) shall have the same rights and conditions as this Note; and (v) shall represent accrued and unpaid Interest, if any, on the Principal of this Note, from the Issuance Date.

16.
Payment Of Collection, Enforcement And Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note; or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

17.
Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

18.
Failure Or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

19.
Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the Conversion Price or Conversion Amount, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Price or Conversion Amount to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.  The party whose calculation is furthest from the accountant’s determination or calculation, shall be obligated to pay the fees and expenses of such accountant.

20.
Notices; Payments.

a.     Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.4 of the Note Purchase Agreement.

b.     Payments.  Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

21.
Cancellation.  After all Principal and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

22.
Waiver Of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Purchase Agreement.

23.
Currency. All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in U.S. dollars. All amounts denominated in other currencies shall be converted in the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Note, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

24.
Severability. The provisions of this Note are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Note and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

25.
Amendments. No provision of this Note may be waived or amended other than by a written instrument signed by the Company and the holders of at least fifty percent (50%) of the principal amount of the Notes then outstanding (the “Majority Holders”), and no provision hereof may be waived other than by a written instrument signed by the consenting parties. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note the date and year first above written.

YOUNGEVITY INTERNATIONAL, INC.

By: _______________________________

Name: Stephan Wallach

Title: CEO